Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is dated as of April 25, 2019 (the “Effective Date”) by and among: (i) American Nutra Tech LLC (“ANT” and a “Seller”); (ii) Taggart International Trust (“Taggart”, a “Seller” and together with ANT, collectively the “Sellers”); and (iii) Conversion Labs, Inc. (“Buyer”). Sellers and Buyer are sometimes referred to in this Agreement collectively as the “Parties” and each individually as a “Party.”

Sellers wish to sell, assign and transfer to Buyer, and Buyer, for the consideration set forth below, wishes to purchase from Sellers, the Membership Interests (as hereinafter defined) owned by the Sellers on the terms and conditions more particularly set forth below.

Now, therefore, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

SECTION 1

DEFINITIONS AND USAGE

1.1 Definitions. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement have meanings set forth in this Agreement.

1.2 Interpretation and Usage. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes the other gender and the neuter, as applicable; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (e) reference to any Legal Requirement means such legal requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder”, “hereof”, “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or any Exhibit or Schedule attached hereto; (g) “including” (and with correlative meaning “include” and “includes”) means including, without limiting the generality of any description preceding such term, and will be deemed to be followed by the words “without limitation”; (h) Section headings are provided for convenience of reference only and will not affect the construction or interpretation of any provision hereof; (i) any references to “Section”, “Schedule” or “Exhibit” followed by a number or letter or combination of the two refers to the corresponding Section, Schedule or Exhibit of or to this Agreement; (j) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (k) references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

1.3 Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party will not apply to any construction or interpretation hereof.

SECTION 2

SALE AND PURCHASE OF MEMBERSHIP INTERESTS

2.1 Sale of Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below): (A) Taggart will (i) sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Taggart all of Taggart’s right, title and interest in and to Taggart’s Class A Common Unit (the “Class A Unit”) in Conversion Labs PR LLC (the “Entity”), where Class A Common Unit represents 11.3333% of the membership interests of the Entity, and (ii) cause its wholly-owned subsidiary, JLS Ventures, LLC (“JLS”), to execute and deliver to Buyer a termination (in the form Exhibit A-1 hereto) of that certain Services Agreement, dated as of April 1, 2016, among the JLS and the Buyer, as amended by a Fifth Amendment thereto, dated as of December 31, 2016 and a Second Amendment thereto, dated as of July 1, 2017; and (B) ANT will (i) sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from ANT all of ANT’s right, title and interest in and to ANT’s Class B Common Unit (the “Class B Unit” and together with the Class A Unit, collectively form the “Membership Interests”) in the Entity, where Class B Common Unit represents 10.5% of the membership interests of the Entity, and (ii) execute and deliver to Buyer a termination (in the form Exhibit A-2 hereto) of that certain Services Agreement, dated as of April 1, 2016, among ANT and the Buyer. The 1,150,000 already issued to ANT per this Service Agreement shall be considered vested and earned as of the execution date of this Agreement. At the Closing, Sellers shall deliver to Buyer, if any, all physical certificates, representing or evidencing the Membership Interests, together with, if necessary, irrevocable and duly executed assignments in form and substance acceptable to Buyer.

2.2 Consideration. In consideration of the sale of Membership Interests under this Agreement and of all other things done and agreed to be done by Seller, Buyer shall deliver to the Sellers the following:

(A) At Closing, to each Seller, Two Million Five Hundred Thousand (2,500,000) shares of common stock of the Buyer (the “Common Stock”). For purposes of this Agreement, “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in the State of New York.

(B) After the Closing, on the Business Day following a consecutive ninety (90) day period, during which the Common Stock shall have traded at an average price per share equal to or higher than $0.50, or (ii) on the date on which all or substantially all of the assets of the Buyer shall have been sold for an aggregate net purchase price of at least Thirty Two Million Five Hundred Thousand and No/100 United States Dollars ($32,500,000.00), to each Seller Two Million Five Hundred Thousand (2,500,000) shares of Common Stock. In the event of a stock-split, the average price per share shall be adjusted accordingly.

(C) After the Closing, on the Business Day following a consecutive ninety (90) day period during which the Common Stock shall have traded at an average price per share equal to or higher than $0.75, or (ii) on the date on which all or substantially all of the assets of the Buyer shall have been sold for an aggregate net purchase price of at least Forty Eight Million Seven Hundred Fifty Thousand and No/100 United States Dollars ($48,750,000.00), to each Seller Two Million Five Hundred Thousand (2,500,000) shares of Common Stock. In the event of a stock-split, the average price per share shall be adjusted accordingly.

2.3 Maximum Aggregate Purchase Consideration. For the avoidance of doubt, the maximum possible number of shares of Common Stock which may be delivered to each Seller pursuant to Sections 2.2(A), (B) and (C), shall not exceed Seven Million Five Hundred Thousand (7,500,000).

2.4 Closing. Unless the Parties otherwise agree in writing, the purchase and sale of the Membership Interests, will take place upon the signing of this Agreement (the “Closing”). At Closing, all of Sellers’ right, title and interest in and to the Membership Interests will be transferred and conveyed to Buyer, free of all liens and encumbrances, subject to delivery of the Initial Purchase Consideration.

2.5 Term. The Buyer’s obligations under 2.2 (B) and (C) above shall terminate three (3) years from the Closing, so that if the milestones are not met within three years, no Common Stock under these sections will be due or issued.

SECTION 3

INDEMNIFICATION; REMEDIES

3.1 Indemnification by Sellers. The Sellers shall, and hereby agree to, indemnify and hold harmless the Buyer, its successors or assigns(“ Buyer Indemnified Parties”), at all times from and after the Closing date against and in respect to any Damages, as hereinafter defined. “Damages,” as used herein, shall include any claims, actions, demands, losses, liabilities (joint or several), penalties, damages, judgments, costs and expenses, including reasonable counsel fees incurred in investigating or in attempting to avoid the same or oppose the imposition thereto or in enforcing the provisions of this paragraph, resulting to the Buyer from any inaccurate representation made by Sellers in this Agreement and breach or default in the performance by the Sellers of any of the covenants to be performed by them hereunder.

3.2 Indemnification by Buyer The Buyer shall, and hereby agrees to, jointly and severally, indemnify and hold harmless each Seller and each Seller’s respective successors and assigns (collectively, the “Seller Indemnified Parties”) at all times from and after the Closing date against and in respect to any Damages, as hereinafter defined. “Damages,” as used herein, shall include any claims, actions, demands, losses, liabilities (joint or several), penalties, damages, judgments, costs and expenses, including reasonable counsel fees incurred in investigating or in attempting to avoid the same or oppose the imposition thereto or in enforcing the provisions of this paragraph, resulting to the Seller Indemnified Parties from any inaccurate representation made by the Buyer in this Agreement or breach or default in the performance by the Parent or Buyer of any of the covenants to be performed by them hereunder.

SECTION 4

GENERAL PROVISIONS

4.1 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH. OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BUYER TO ENTER INTO THIS AGREEMENT.

4.2 Waiver; Remedies Cumulative. The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by law: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by another Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

4.3 Entire Agreement and Modification. This Agreement (including the Schedules and Exhibits hereto and the other agreements and instruments to be executed and delivered by the Parties pursuant hereto) constitutes the entire and final agreement among the Parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, commitments, communications and representations made among the Parties, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.

4.4 Assignments; Successors; No Third Party Rights. Other than as expressly permitted herein, no party may assign any of its rights or delegate or cause to be assumed any of its obligations under this Agreement prior to Closing without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as will inure to a successor or permitted assignee pursuant to this Section 4.4.

4.5 Severability. If any provision of this Agreement, or the application of any such provision to any party or circumstance is held to be unenforceable or invalid by any governmental body or arbitrator or under any law, ordinance or regulation, the Parties will negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement. In any event, the invalidity of any provision of this Agreement or portion of a provision will not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

4.6 Governing Law. This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law.

4.7 Forum Selection. In the event of any dispute arising under or pursuant to this Agreement, the Parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any litigation (with the exception of emergency injunctive relief). If the Parties are unable to resolve the dispute within thirty (30) days, then the Parties agree to mediate the dispute with a mutually agreed upon mediator in New York, NY. If the Parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. The Parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation. If any dispute between the Parties arising out of, or relating to this Agreement must be litigated in a court of law, then such Parties hereby stipulate and agree that in such instances such litigation shall be commenced and maintained in a court of competent jurisdiction in New York and as a result thereof, such parties hereby waive any and all rights to commence and maintain any such litigation in any other state or federal court, as well as waive any and all rights to a trial by jury on any issue to enforce any term or condition of this Agreement. Such parties hereby further submit to and accept unconditionally, with respect to any such litigation, personal jurisdiction of such New York or federal court.

4.8 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail in PDF format will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or by electronic mail in PDF format will be deemed to be: their original signatures for all purposes.

(See following pages for execution signatures)

IN WITNESS WHEREOF, the parties have hereunto set their hands and affixed their seals the day and year first above written.

“SELLER”

AMERICAN NUTRA TECH LLC

By:	/s/ Stefan Galluppi
Stefan Galluppi
Authorized Signatory

“SELLER”

TAGGART INTERNATIONAL TRUST

By:	/s/ Justin Schreiber
Justin Schreiber
Authorized Signatory

“BUYER”

CONVERSION LABS, INC.

By:	/s/ Juan Pineiro
Juan Pineiro
Chief Financial Officer

ACKNOWLEDGED AND AGREED:

CONVERSIONS LABS PR LLC

By:	/s/ Juan Pineiro
Name:	Juan Pineiro
Title:	Chief Financial Officer

EXHIBIT A-1

EXHIBIT A-2